GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Carol B. Yancey, Executive Vice President and CFO – (770) 612-2044 Sidney G. Jones, Vice President — Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBER AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, August 18, 2014 – Genuine Parts Company (NYSE: GPC) announced today the election of E. Jenner Wood, III, as a new independent Director of the Company. Mr. Wood is currently Executive Vice President of SunTrust Banks, Inc., a position he has held since 2005, and was also named Chairman, Chief Executive Officer and President of SunTrust’s Atlanta Division in April 2014. Mr. Wood has 39 years of experience in banking and investment management and also serves on the boards of Southern Company and Oxford Industries.

Tom Gallagher, Chairman and CEO of Genuine Parts Company, stated, “Jenner Wood is an extremely talented executive with a wealth of business experience and knowledge. He is sure to be a valuable director and we look forward to his contributions in the coming years.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of fifty-seven and one-half cents ($.5750) per share on the Company’s common stock.

The dividend is payable October 1, 2014 to shareholders of record September 5, 2014.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico and Australasia. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2013 revenues of $14.1 billion.